Exhibit 10.1

THIRD AMENDMENT TO THE

OCEAN POWER TECHNOLOGIES, INC.

EMPLOYMENT INDUCEMENT INCENTIVE AWARD PLAN

WHEREAS, Ocean Power Technologies, Inc. (the “Company”) previously adopted the Ocean Power Technologies, Inc. Employment Inducement Incentive Award Plan effective January 18, 2018, and amended it effective February 9, 2022 and June 4, 2025 (the “Plan”); and

WHEREAS, the Board of Directors of the Company (the “Board”) has authorized an amendment of the Plan to increase the number of shares authorized for Awards thereunder from 990,000 shares to 1,990,000 shares.

NOW, THEREFORE, effective as of January 27, 2026 Section 3.1(a) of the Plan is amended to replace the number 990,000 with the number 1,990,000.

IN WITNESS WHEREOF, the Company has caused this Amendment to the Plan to be duly executed in its name and on its behalf by its duly authorized officer.

OCEAN POWER TECHNOLOGIES, INC.

By:	/s/ Philipp Stratmann
Name:	Philipp Stratmann
Title:	Chief Executive Officer